Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon to Acquire Altegra Health

Altegra Health’s cloud-based analytics platform and related healthcare consumer engagement capabilities will enhance Emdeon’s Intelligent Healthcare Network™ by helping customers elevate care quality, optimize financial performance and improve the member and patient experience

NASHVILLE, Tenn. (July 6, 2015) – Emdeon Inc. today announced that it has entered into a definitive agreement to acquire Altegra Health, a national provider of technology and intervention platforms that combine data aggregation and analytics with unique member engagement and reporting capabilities to achieve actionable insights and improved management for value-based healthcare. The acquisition will combine Altegra Health’s risk adjustment and quality analytics and Emdeon’s Intelligent Healthcare Network™, revenue cycle management and payment solutions, enabling the delivery of innovative products designed to help customers elevate care quality, optimize financial performance and improve the member and patient experience.

Together, Emdeon and Altegra Health will be uniquely positioned to support healthcare organizations as they navigate unprecedented marketplace disruption, including the growth in exchange-based insurance markets and the transition to value-based care models. The combination of the two companies is expected to strengthen the existing capabilities of both organizations and also create new, innovative platforms that will address the opportunities and challenges created by the evolution of a more dynamic healthcare marketplace and regulatory landscape.

As one of the largest financial and administrative networks in the United States healthcare system, Emdeon’s Intelligent Healthcare Network reaches 700,000 physicians, 105,000 dentists, 60,000 pharmacies, 5,000 hospitals, 600 vendors, 450 laboratories and 1,200 government and commercial payers and processed approximately 8.1 billion transactions in 2014.

“Our health plan, provider and pharmacy customers look to Emdeon for innovative solutions to their most challenging problems,” said Neil de Crescenzo, president and chief executive officer for Emdeon. “Altegra Health has created leading end-to-end solutions that provide health plans and other risk-bearing organizations with the data, insights and related services they need to expertly manage care, ensure appropriate reimbursement and engage individuals in improving their use of the healthcare system. By adding these capabilities and leveraging our Intelligent Healthcare Network, we can further expand the products and services we provide our customers as they address the needs of value-based healthcare.”

“We are thrilled to be joining Emdeon at such an opportune time,” said Kevin Barrett, president and chief executive officer for Altegra Health. “Emdeon’s commitment to innovation and meeting the ever-changing needs of their customers is something that will allow us to continue our growth as a leading provider of revenue-enhancement, eligibility and enrollment, quality measurement and risk analytics to health plans and other risk-bearing organizations.”

Altegra Health is headquartered in Miami Lakes, Florida, operates in all 50 states, Puerto Rico and the Philippines and offers its products and services nationally in partnership with many of the largest and most respected Medicare Advantage and Managed Medicaid health plans, as well as health plans operating on the rapidly expanding commercial healthcare exchanges.

Emdeon will acquire Altegra Health, a privately held company, for approximately $910 million in cash. Emdeon has obtained debt and equity financing commitments to support the acquisition and anticipates paying the purchase price from a combination of available cash and proceeds from new debt and equity offerings. The acquisition is subject to customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act, and is expected to close in the third quarter of 2015.

Emdeon is a portfolio company of Blackstone and Hellman & Friedman. Greenhill & Co., LLC is advising Emdeon in the transaction.

Altegra Health is a portfolio company of Parthenon Capital Partners, a growth-oriented private equity firm dedicated to building leading companies in healthcare services, financial services and tech-enabled business services. Goldman, Sachs & Co. and Triple Tree, LLC. are representing Altegra Health in the transaction.

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About Emdeon

Emdeon is a leading provider of software and analytics, network solutions and technology-enabled services that optimize communications, payments and actionable insights by leveraging its intelligent healthcare platform, which includes one of the largest financial and administrative networks in the United States healthcare system. Emdeon’s platform and solutions integrate and automate key functions of its payer, provider and pharmacy customers throughout the patient encounter, from consumer engagement and pre-care eligibility and enrollment through payment. By using Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage complex workflows. For more information, visit emdeon.com.

About Altegra Health

Altegra Health is a national provider of technology-enabled, next generation payment solutions that enable health plans and other risk-bearing healthcare providers to generate, analyze and submit the data needed to successfully manage member care and ensure appropriate reimbursement. The power of Altegra Health’s advanced analytics and supporting intervention platforms enables healthcare organizations to elevate care quality, optimize financial performance and enhance the member experience. For more information, visit AltegraHealth.com.

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Contact:

Emdeon Media Relations

Ashley Sonn

615.932.3193

asonn@emdeon.com